GrafTech’s Board Elects Craig S. Shular as Chairman

GrafTech International Ltd. (NYSE:GTI) announced that, at its February 20, 2007 meeting, the Board of Directors elected Craig S. Shular as its Chairman, effective immediately.

Mr. Shular will continue to serve as GrafTech's Chief Executive Officer and President, having served as CEO and a director since January 2003, and as President since 2002.  Mr. Shular joined GrafTech as its Chief Financial Officer in January 1999.  R. Eugene Cartledge, a director since 1996 and Chairman since 2005, will continue in his position as Presiding Director, in which capacity he will continue to serve as the Board's principal liaison between GrafTech's management and its independent directors and will preside at executive sessions of its independent directors.  Mr. Shular is the sole non-independent director on GrafTech's Board.

Mr. Cartledge issued the following statement:  "Craig has shown outstanding leadership over the past several years, as he has guided the Company through very difficult and demanding times. The Board views his election to the position of Chairman of the Board as a vote of confidence in his capabilities and his long-term vision and strategy for the Company."

Mr. Shular commented, "Our Company was fortunate to have been able to benefit from Gene's unmatched expertise, judgment and experience.  Everyone at GrafTech, each of our stockholders, employees and other stakeholders, is indebted to him for the many years of guidance and service he has provided.  We are grateful that he will continue to serve as the Company's Presiding Director."

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We operate 11 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 216-676-2000 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777 or visit our website at www.graftechaet.com.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to our business.  Forward-looking statements are based on management's expectations as of the date hereof. Actual results may differ materially from those expressed or implied by the forward-looking statements. We have no obligation to update any of the information contained or referenced in this press release.